Exhibit 10.3

EMPLOYEE

RESTRICTED STOCK AWARD

UNDER THE PROVISIONS OF THE

CYRUSONE 2012 LONG TERM INCENTIVE PLAN

Name of Employee:	[Employee Name]
Award Date:	[Award Date]
Number of Restricted Shares:	[Number of Shares]

Pursuant to the provisions of the CyrusOne 2012 Long Term Incentive Plan, as in effect on the date noted above (the “Award Date”) and as it may thereafter be amended (the “Plan”), a copy of which has been delivered to the employee named above (“you” or the “Employee”), the compensation committee of the Board of Directors of CyrusOne Inc. (the “Committee”) hereby grants you an award of [—] common shares, par value $.01 per share, of CyrusOne Inc. (the “Shares”), on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions. For the avoidance of doubt, the term “Shares” shall include Transferable Shares (as defined in Section 6(a) hereof) as the context so requires. Capitalized terms used in this restricted stock award agreement (this “Agreement”) that are not defined in this Agreement have the meanings as used or defined in the Plan.

1. Securities Subject to this Agreement. This Agreement is made with respect to the Shares and any securities (including Shares of CyrusOne Inc. (“CyrusOne”)) issued in respect of the Shares, whether by way of a share dividend, a share split, any reorganization or re-capitalization of CyrusOne or its stock or any merger, exchange of securities or like event or transaction as the result of which any security or securities of any kind are issued to you by reason of your ownership of the Shares. Any such securities issued in respect of any of the Shares shall be subject to the same restrictions, terms and conditions set forth in this Agreement, and shall be administered in the same manner, as the Shares to which they relate. References in the following terms of this Agreement to the Shares shall include any such securities issued in respect of the Shares.

2. Rights of Ownership. Except for the Restrictions (as defined in Section 9 hereof), you are the record and beneficial owner of the Shares, with all rights and privileges (including but not limited to the right to vote, to receive dividends and to receive distributions upon liquidation of CyrusOne) appertaining thereto. Prior to the date on which your rights with respect to a Share have become vested and the Restrictions have lapsed as provided in Section 3, 4, 5, 6, 7 or 8 hereof, you shall be entitled to exercise voting rights with respect to such Share and shall be entitled to receive dividends or other distributions with respect thereto.

3. Termination of Restrictions Upon Passage of Time. Except as otherwise provided in any Employment Agreement (as defined in Section 15 hereof), determined by the Committee in its sole discretion or provided in Section 4, 5, 6, 7 or 8 hereof, the Restrictions shall lapse and thereby terminate and be of no further force or effect on the third anniversary of the Award Date, provided that you are continuously employed by the Company through such date.

4. Termination of Restrictions Upon Death. Except as otherwise provided in any Employment Agreement, in the event of your death while an Employee, then, effective as of the date of your death, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 3 or 6(a) hereof) shall lapse and thereby terminate and be of no further force or effect with respect to a number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the total number of Shares as the number of days from the Award Date through the date of your death bears to 1,096. Any Shares that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of your date of death in accordance with the terms of Section 9 hereof. Upon the Restrictions terminating with respect to certain Shares under the first sentence of this Section 4, the executor, administrator or other personal representative of your estate, or the trustee of any trust becoming entitled thereto by reason of your death, may transfer the applicable Shares to any person or persons entitled thereto under your will or under your trust or other instrument (or, in the absence of any will, under the laws of descent and distribution) governing the distribution of your estate in the event of your death.

5. Termination of Restrictions Upon Disability. Except as otherwise provided in any Employment Agreement, if, pursuant to the applicable disability provision of any Employment Agreement, you become disabled and as a result thereof cease to be an Employee under and pursuant to such provision or, if no such provision exists or you are not party to an Employment Agreement, you become disabled to such extent that you are unable to perform the usual duties of your job for a period of 12 consecutive weeks or more and, as the result thereof, the Committee approves the termination of your employment within the 12-month period following the first day of such 12 consecutive week period, then, the Committee, in its sole discretion, may provide that, effective as of the date you cease to be an Employee as described in this Section 5, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 3 or 6(a) hereof) shall lapse and thereby terminate and be of no further force or effect with respect to a number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the total number of Shares as the number of days from the Award Date through the date you cease to be an Employee bears to 1,096. Any Shares that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the date you cease to be an Employee in accordance with the terms of Section 9 hereof.

6. Termination of Restrictions Upon Retirement.

(a) Except as otherwise provided in any Employment Agreement, if, at any time prior to the date the Restrictions terminate under the terms of Section 3, 4, 5, 7 or 8 hereof, you become Retirement Eligible (as defined below) (such date, the “Retirement Eligibility Date”) and the Company has not notified you of its intention to terminate your employment for “Cause” (as defined in Section 7 hereof) then, subject to Sections 11, 13 and 15 hereof, the Restrictions applicable to 50% of the Shares, which as of the Retirement Eligibility Date remain subject to the Restrictions (the “Transferable Shares”), shall lapse and thereby terminate and be of no further force or effect with respect to the Transferable Shares on the Retirement Eligibility Date. Subject to the Committee’s approval, you shall be permitted to transfer or dispose of the Transferable Shares that vested pursuant to the preceding sentence immediately following the date that the legend shall have been removed from the Transferable Shares in accordance with Section 11. All Shares following the Retirement Eligibility Date that are not Transferable Shares shall remain subject to the Restrictions until the third anniversary of the Award Date or, if earlier, until the Restrictions lapse and thereby terminate as provided in Section 6(b) or 8 hereof, as applicable, subject, in each case, to forfeiture in accordance with Section 9 hereof.

(b) Notwithstanding the foregoing and except as otherwise provided in any Employment Agreement, if, on or after the Retirement Eligibility Date, you cease to be an Employee because of your retirement, then, effective as of the date you cease to be an Employee because of your retirement, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 3 or 6(a) hereof) shall lapse and thereby terminate and be of no further force or effect with respect to all of the Shares that remain subject to the Restrictions.

(c) Except as otherwise provided in any Employment Agreement, for purposes of Agreement, you shall be deemed to be “Retirement Eligible” if you (i) attain at least age 55 and complete at least 10 years as an Employee and (ii) the Company has not notified you of its intention to terminate your employment for Cause. Notwithstanding the foregoing, except as otherwise provided in any Employment Agreement, for the purposes of this Agreement, you shall not be deemed to have ceased to be an Employee because of your “retirement” and you shall forfeit the Shares described in this Section 6 if, on or after the Retirement Eligibility Date, you cease to be an Employee by reason of your fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith your assigned duties or any other reason for which a termination of employment would be deemed for Cause. For the avoidance of doubt, (i) any termination of employment on or after the Retirement Eligibility Date other than a termination by reason of your fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith your assigned duties or any other reason for which a termination of employment would be deemed for Cause shall be deemed to be a “retirement” for purposes of this Section 6 and (ii) in the event of any conflict between the terms of this Section 6 and Section 3, 4, 5, 7 or 8 on or after the Retirement Eligibility Date, the provisions of this Section 6 shall govern.

7. Termination of Restrictions Upon Termination of Employment Other than for Death, Disability, Retirement or Cause. Except as otherwise provided in any Employment Agreement, if the Company terminates your employment other than by reason of your death, disability or retirement or other than for Cause, then, effective as of the date you cease to be an Employee as described in this Section 7, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 3 or 6(a) hereof) shall lapse and thereby terminate and be of no further force or effect with respect to a number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the total number of Shares as the number of days from the Award Date through the date of the termination of your employment bears to 1,096. Any Shares that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the date you cease to be an Employee in accordance with the terms of Section 9 hereof. For purposes of this Agreement, “Cause” shall have the meaning set forth in any Employment Agreement, or, if you do not have an Employment Agreement, shall mean the occurrence of any one of the following: (i) your material dereliction of your duties, your gross negligence or substantial failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your engaging in (A) misconduct that is materially injurious to the Company or (B) illegal conduct; (iii) your material breach of any written agreement by and between you and the Company; (iv) your violation of any material provision of the Company’s Code of Business Conduct and Ethics; or (v) your willful failure to cooperate in good faith with an investigation by any governmental authority.

8. Termination of Restrictions Upon Change in Control. If a Change in Control occurs, then, except as otherwise provided in any Employment Agreement, this award will be treated as provided in Section 17 of the Plan, provided, however, that, subject to the terms of any Employment Agreement and notwithstanding any other provision of this Agreement to the contrary, in the event that within twenty-four months following a Change in Control your employment is terminated by the Company other than for Cause, then, effective as of the date of such termination, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of this Agreement) shall lapse and thereby terminate and be of no further force or effect with respect to a number of Shares (rounded up to the nearest whole Share) that bears the same ratio to the total number of Shares as the number of days from the Award Date through the date of such termination bears to 1,096.

9. Forfeiture. The Shares and any interest therein shall be subject to the forfeiture and transfer restrictions as described in this Section 9 (the “Restrictions”). Except as otherwise determined by the Committee or provided in Sections 3, 4, 5, 6, 7 and 8 hereof or any Employment Agreement, any Shares that remain subject to the Restrictions on the date you cease to be an Employee shall be forfeited to CyrusOne as of such date and, upon such forfeiture, all of your rights in respect of such Shares shall cease automatically and without further action by CyrusOne or you. In addition, except as otherwise determined by the Committee or provided in Section 16 of the Plan, any Shares that remain subject to Restrictions may not be transferred, sold, assigned alienated, transferred, pledged, attached, conveyed or otherwise encumbered by you in any manner whatsoever and whether or not for consideration. For the purpose of giving effect to this provision, you must execute and deliver to CyrusOne a stock power with respect to each certificate evidencing any of the Shares, thereby assigning to CyrusOne all of your interest in the Shares. By the execution and delivery of this Agreement, you authorize and empower CyrusOne, in the event of a forfeiture of any of the Shares under this Section 9 to (i) date (as of the date you cease to be an Employee) those stock powers relating to Shares that remain subject to the Restrictions as of the date you cease to be an Employee and (ii) present such stock powers and the certificates to which they relate to CyrusOne’s transfer agent or other appropriate party for the sole purpose of transferring the forfeited Shares to CyrusOne.

10. Employment. For purposes of this Agreement, you shall be deemed to be an “Employee” while, and only while, you are in the employ of the Company and considered to be employed under the policies and procedures (including the payroll and withholding procedures) of the Company. In this regard, the granting of this Agreement does not constitute a contract of employment and does not give you the legal right to be continued as an Employee.

11. Matters Relating to Certificates.

(a) On or following the date of this Agreement, any Shares issued to you in accordance with and subject to this Agreement shall be evidenced in such manner as CyrusOne shall determine.

(b) Each certificate or book entry credit issued or entered in respect of any Shares issued to you in accordance with this Agreement shall bear the following legend:

“The Shares evidenced by this certificate are subject to the terms of a Restricted Stock Agreement between the registered holder hereof and CyrusOne Inc., dated as of [Award Date], and may not be transferred by the holder, except as provided by the terms of such agreement, a copy of which is on deposit with the Secretary of CyrusOne Inc. and which will be mailed to a shareholder of CyrusOne Inc. without charge within five days after receipt of a written request.”

(c) CyrusOne shall require that the certificates or book entry credits evidencing title of the Shares be held in custody by CyrusOne until such time, if any, as your rights with respect to the Shares have vested, and CyrusOne may require that, as a condition of your receiving the Shares you shall have delivered to CyrusOne a stock power, endorsed in blank, relating to such Shares. To the extent that your rights with respect to the Shares become vested, the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares.

12. Interpretation. You acknowledge that the Committee has the authority to construe and interpret the terms of the Plan and this Agreement if and when any questions of meaning arises under the Plan or this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the Shares.

13. Withholding. In the event that the award and receipt of the Shares, the expiration of the Restrictions, the payment of dividends on the Shares or any other event results in your realization of income or wages which for federal, state and/or local income or other employment tax purposes is, in the opinion of the Company, subject to withholding of tax by the Company, you shall pay to the Company an amount equal to the withholding tax amount that the Company determines applies with respect to such event or make arrangements satisfactory to the Company regarding the payment of such tax, which arrangements may include your agreement to surrender the Shares that have become free of the Restrictions. Otherwise, the Company may, at its discretion and to the extent it determines is necessary to pay such withholding tax amount, withhold any such withholding tax amount from your salary, dividends paid by CyrusOne on Shares, any Shares that have become free of Restrictions or any other compensation payable to you.

14. Notices. All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed as follows:

TO CYRUSONE:	CyrusOne Inc.
Kimberly Sheehy
1649 Frankford Road
Carrollton, TX 75007

TO THE EMPLOYEE:	Employee Name
Address

or to any other address as to which notice has been given in the manner herein provided.

15. Effect of Employment Agreement. Notwithstanding any of the terms of the foregoing sections of this Agreement, if the provisions of a written employment agreement between you and the Company (any such agreement, an “Employment Agreement”) would require that the Restrictions that apply to any Shares will lapse on a date that occurs on or before the date the Restrictions would have lapsed or the Shares would have been forfeited, in each case, under the terms of the foregoing sections of this Agreement, or would require that you be deemed to be employed by the Company until a date later than the actual date on which your employment terminates for purposes of determining the extent to which and the date on which the Restrictions would lapse or the Shares would be forfeited, then such Employment Agreement provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference). In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Agreement or any Employment Agreement, on the other hand, the terms of the Plan shall govern. In the event of any conflict between the terms of this Agreement and the terms of any Employment Agreement, the terms of such Employment Agreement shall govern.

16. Miscellaneous.

(a) This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Subject to the provisions of the Plan and any applicable Employment Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Texas. If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.

(b) The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Agreement and the Shares shall be subject to the provisions of Sections 17 and 18 of the Plan).

(c) All disputes, controversies and claims arising between you and CyrusOne concerning the subject matter of this Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement or the Plan. The location of the arbitration shall be Dallas, Texas or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 16(c) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 16(c) shall preclude you or CyrusOne from seeking temporary injunctive relief from any Federal or state court located within the State of Texas in connection with or as a supplement to an arbitration hereunder.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout this Agreement are for convenience only and shall not be given legal significance. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

Please indicate your acceptance by signing at the place provided and returning this Agreement.

CYRUSONE INC.

Dated:	[Award Date]	By:
[Name]
[Title]

[Employee]:

Dated:
Accepted and Agreed